Exhibit 99.1
2300 NW Corporate Blvd.
Suite 123
Boca Raton, FL 33431
561-995-7313
877-528-PD2i (7324)
Fax 561-995-2449
May 24, 2011
Dear Shareholders:
          In my letter to you of May 4th, I described how a small group of shareholders had made allegations against Vicor’s CEO and later filed a derivative lawsuit against the Board. I promised to let you know the outcome of the investigation and what follow-up actions the Board has taken. Here it is.
          In early December the Board voted to set up a Special Committee of the four independent Directors to look into the allegations. The Special Committee shortlisted and interviewed candidates of proven integrity and competence, and then engaged, as Special Counsel, Richard E. Brodsky of Florida and additionally authorized involvement of a forensic accountant. Both investigators were completely unconnected to Vicor and its auditors and were given unlimited authorization to investigate the allegations in the letters and anything else that they might find along the way that they thought was worthy of investigation. After an exhaustive review of all relevant records was conducted, the investigators interrogated David Fater and certain others they chose.
          In summary, David Fater, CEO of Vicor, was alleged by these shareholders to have, among other things, failed to inform, or to have misled, the Board about the issue of certain warrants and to have exceeded such authorizations without Board approvals. Furthermore, it was alleged he failed to inform the Board fully of certain large contracts. And finally, it was alleged he had manipulated shareholders’ votes at the last annual meeting and had committed various irregularities in dealings between Vicor and ALDA & Associates International, a company he owns.
          After exhaustive investigation of these and other matters, the Special Committee, advised by its own independent counsel, concluded that the allegations made by these shareholders of wrongful activities were unfounded or that such activities did not rise to the level of willful gross neglect or willful gross misconduct. These findings confirm my personal belief in the integrity of David Fater.
          The Special Committee also made certain recommendations to the Board concerning measures to strengthen the company’s governance and the relationship between the management and the Board. Some measures had already been taken or were in hand, such as the election in November of new independent Directors, who now constitute a majority on the Board, and reflect Vicor’s transition from a private development stage company to a public company with a revenue stream. At its recent meeting, May 12th and 13th, the Board, upon recommendations made by the Special Committee, approved:

•	a separation of the role of Chairman of the Board and CEO; as a result, they honored me with the post of Interim Chairman of the Board;

•	the creation of the position of a independent Lead Director, with defined responsibilities to enhance the oversight role of the independent Directors. Ambassador Frank Wheeler was elected the independent Lead Director. He has been a British career diplomat, and he has gathered extensive and relevant business experience to lend to Vicor;

•	a charter for the Nominating and Governance Committee comprised of independent Directors and which met on May 13th.

•	a variety of other important measures were enacted to strengthen financial oversight and internal communications.

•	amendments to the Bylaws, which include, the calling of special Shareholder Meetings, procedures for the nomination and election of new Directors, procedures for compensation of Officers, establishment of the independent Lead Director on the Board of Directors, and the authorization of committees for oversight to conform to the corporate structure.
     These measures approved by the Board last week better equip Vicor to face the challenges ahead and to exploit the new opportunities that are now emerging. These opportunities include: the continued ramp-up of U.S. revenues as our sales team gains traction with the physicians; the regulatory approvals in China and Israel (where we already have distribution agreements), which will permit the initiation of international revenues; CE mark approval for our technology in Europe leading to more international distribution opportunities; potential partnering opportunities for distribution and licensing in the U.S. and abroad.
     Besides these opportunities, we also have additional funding opportunities to capitalize Vicor as we go through our transition to becoming a robust company with an accelerating revenue stream.
Sincerely yours,
James E Skinner
Chairman, Vicor Technologies, Inc.
Caution Regarding Forward-Looking Statements
Forward-looking statements in this letter are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to successfully complete the normal range study for PD2i® values; our ability to generate revenues from the sale of the PD2i Analyzer™; our ability to obtain the necessary regulatory approvals to market the PD2i Analyzer™; our ability to develop additional applications for the PD2i Analyzer™; the ability of additional sales representatives to create revenue; our ability to continue to receive financing sufficient to continue operations and complete critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this letter speak only as of the date of this letter, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.